Exhibit 10.6

INDEX PRODUCT LICENSE AGREEMENT

          This Product License Agreement (“PLA”), entered into pursuant to Section 1.2 of that certain August 23, 2010 Morningstar Master License Agreement (“Master Agreement”) by and between Morningstar, Inc. (“Licensor”) and Van Eck Associates Corporation(“Licensee”), the terms of which Master Agreement are incorporated herein in their entirety by reference to form the agreement (“Agreement”) between Licensor and Licensee with respect to the below-defined Products, is executed and effective as of this 16th day of April 2012 (“PLA Effective Date”). In the event the Master Agreement expires or terminates for any reason, this Agreement shall automatically terminate and, except as provided herein or in the Master Agreement, all rights and obligations of the parties hereunder shall simultaneously terminate.

          Licensor and Licensee agree, as follows:

1.

Limited License. Licensor hereby grants to Licensee a nontransferable limited U.S.-only license to use: (a) the Morningstar® Long/Flat Commodity IndexSM and (b) the Morningstar® Long/Short Commodity IndexSM (each, a “Product” and together, the “Products”) as designated on Attachment A, a copy of which is attached hereto and incorporated by reference, and created in accordance with versions of the Rule Book listed in Section 7 below and such future versions of the Rule Book as Licensor may subsequently implement from time to time at its discretion; (b) those Licensor marks set forth in Section 8 (collectively, the “Morningstar Marks”); and (c) the Licensor documentation, research and materials in the field of Licensor’s index business that Licensor may furnish to Licensee from time to time, including, without limitation, those materials set forth in Section 7 (all such documentation, research and materials, collectively, the “Intellectual Property”) all solely for the specific purpose of Licensee using the Products to create a single Exchange Traded Fund for each Product (each, an “ETF” and together, the “ETFs”). For purposes of this PLA, an ETF is a pooled investment vehicle, fund, trust, investment company or other similar product (i) that issues, sells, and redeems blocks of shares, units, or similar interests and (ii) whose shares, units or similar interests trade on national securities exchanges (such as the New York Stock Exchange) or other secondary market facilities. Licensee intends to use the Products in ETFs sponsored or advised by Licensee or an affiliate of Licensee (each such ETF, hereafter, a “Licensee Product” and together, the “Licensee Products”). Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge and agree that the ETFs may be marketed and sold worldwide but that Licensor makes no warranty of non-infringement with respect to the Products or the Intellectual Property other than with respect to any U.S.-based intellectual property rights.

2.

Licensee’s Product Commitments. If it has not already done so, Licensee shall submit a registration statement for at least one of the Licensee Products to one or more U.S. regulatory authorities (e.g., the U.S. Securities and Exchange Commission) (each, a “Regulatory Authority”) within sixty (60) days of the PLA

Effective Date and will make at least one of the Licensee Products available for sale to investors in the U.S. within one hundred twenty (120) days of effectiveness of such registration statement. Except as provided in this Agreement, Licensee will have no obligation hereunder to create or maintain the Licensee Products, nor will Licensee have an obligation to maintain any particular level of assets in the Licensee Products. Licensee, in its sole discretion, may determine to liquidate, dissolve, or otherwise discontinue the Licensee Products; provided that Licensee’s obligations under this Agreement including, without limitation, the obligation to pay the License Fees for the Term (as defined below), will remain in full force and effect.

For purposes of this PLA, the “Launch Date” shall be deemed to be the earlier of: (i) the date that is one hundred eighty (180) days after the PLA Effective Date; or (ii) the date on which the securities of the first Licensee Product are first made available for sale to investors in the United States (the date referred to in this clause (ii), the “Product Launch Date”). The first Licensee Product sponsored or advised by Licensee or its affiliate as contemplated by this PLA that is made available for sale to investors in the United States is referred to herein as the “first Licensee Product” and the second Licensee Product sponsored or advised by Licensee or its affiliate as contemplated by this PLA made available for sale to investors in the United States following the first Licensee Product is referred to herein as the “second Licensee Product”.

3.

Term. The initial term of this Agreement (“Initial Term”) is three (3) years’ from the PLA Effective Date. After the Initial Term, this Agreement will automatically renew for successive periods of one (1) year each, unless either party provides the other party with written notice of its intent not to renew no less than ninety (90) days prior to the end of the term for which termination is sought.

Notwithstanding anything to the contrary herein, if, on or after the twelve-month anniversary of the PLA Effective Date, Licensee determines that, due to legal or regulatory reasons (including, without limitation, a prolongation in the time required for a registration statement in respect of a Licensee Product to become effective), it is not practicable to launch a Licensee Product, Licensee shall have the right to terminate this Agreement upon at least 30 days’ prior written notice to Licensor.

4.	License Fees
The License Fees payable by Licensee hereunder with respect to its use of the Products shall begin to accrue as of the Launch Date. License Fees shall be paid quarterly in arrears.

(a)

During each year of the Initial Term or any extension thereof (collectively, the “Term”), commencing on the Launch Date and ending on the date on which the securities of the second Licensee Product are first made available for sale to investors in the United States (at which point, for the avoidance of doubt, the License Fees payable by Licensee shall be calculated as set forth in Section 4(b) below), Licensee will be obligated to pay Licensor the greater of (i) hundred and fifty thousand dollars ($150,000) and (ii) the following variable fees, based on the total number of assets held in the Licensee Products:

i)

Asset-Breakpoint 1: Licensee shall pay an annual fee equal to twenty percent (20%) of its management fee as disclosed in the prospectus for the first Licensee Product (the “First Management Fee”) on the average daily net assets of the first Licensee Product during such quarter up to 1 billion USD;

ii)

Asset-Breakpoint 2: Licensee shall pay an annual fee equal to seventeen-and-a-half percent (17.5%) of the First Management Fee on the average daily net assets of the first Licensee Product during such quarter of more than 1 billion USD up to a maximum of 2 billion;

iii)

Asset Breakpoint 3: Licensee shall pay an annual fee equal to fifteen percent (15%) of the First Management Fee on the average daily net assets of the first Licensee Product during such quarter of more than 2 billion USD up to a maximum of 3 billion USD;

iv)

Asset Breakpoint 4: Licensee shall pay an annual fee equal to twelve-and-a-half percent (12.5%) of the First Management Fee on the average daily net assets of the first Licensee Product during such quarter of more than 3 billion USD up to a maximum of 4 billion USD; and

v)

Asset Breakpoint 5: Licensee shall pay an annual fee equal to ten percent (10%) of the First Management Fee on the average daily net assets of the first Licensee Product during such quarter in excess of 4 billion USD.

(b)

During the Term, commencing on the date on which the securities of the second Licensee Product are first made available for sale to investors in the United States, Licensee will be obligated to pay Licensor the greater of (i) two hundred thousand dollars ($200,000) or (ii) the following variable fees:

i)

Asset-Breakpoint 1: Licensee shall pay an annual fee equal to the sum of (x) twenty percent (20%) of the First Management Fee on the average daily net assets of the first Licensee Product during such quarter (the “First Product Net Asset Calculation”) and (y) twenty percent (20%) of its management fee as disclosed in the prospectus for the second Licensee Product (the “Second Management Fee”) on the average daily net assets of the second Licensee Product during such quarter (the “Second Product Net Asset Calculation”); provided, that the sum of the assets of the First Licensee Product and the assets of the Second Licensee Product is equal to or less than 1 billion USD;

ii)

Asset-Breakpoint 2: Licensee shall pay an annual fee equal to the sum of (x) seventeen-and-a-half percent (17.5%) of the First Management Fee on the First Product Net Asset Calculation and (y) seventeen-and-a-half percent (17.5%) of the Second Management Fee on the Second Product Net Asset Calculation; provided, that the sum of the assets of the First Licensee Product and the assets of the Second Licensee Product is greater than 1 billion USD but less than 2 billion USD;

iii)

Asset Breakpoint 3: Licensee shall pay an annual fee equal to the sum of (x) fifteen percent (15%) of the Management Fee on the First Product Net Asset Calculation and (y) fifteen percent (15%) of the Second Management Fee on the Second Product Net Asset Calculation; provided, that the assets of the First Licensee Product and the assets of the Second Licensee Product is greater than 2 billion USD but less than 3 billion USD;

iv)

Asset Breakpoint 4: Licensee shall pay an annual fee equal to the sum of (x) twelve-and-a-half percent (12.5%) of the First Management Fee on the First Product Net Asset Calculation and (y) twelve-and-a-half percent (12.5%) of the Second Management Fee on the Second Product Net Asset Calculation; provided, that the sum of the assets of the First Licensee Product and the assets of the Second Licensee Product is greater than 3 billion USD but less than 4 billion USD; and

v)

Asset Breakpoint 5: Licensee shall pay an annual fee equal to the sum of ten percent (10%) of the First Management Fee on the First Product Net Asset Calculation and (y) ten percent (10%) of the Second Management Fee on the Second Product Net Asset Calculation; provided, that the sum of the assets of the First Licensee Product and the assets of the Second Licensee Product is greater than 4 billion USD.

(c)

Notwithstanding anything to the contrary herein, Licensor shall reimburse Licensee 25% of the fee minimum set forth in this Section 4 in the event that the first Licensee Product is not launched within 180 days of the PLA Effective Date through no fault of Licensee or its agents as long as the first Licensee Product is launched within 12 months of the PLA Effective Date.

5.	Exclusivity Period

Subject to the terms and conditions contained in this PLA and the Agreement, Licensee will have exclusive rights to use the Products and the Intellectual Property in the United States in connection with the operation of the Licensee Products beginning on the PLA Effective Date and continuing for a period of one (1) year after the Launch Date of the relevant Licensee Product (the “Initial Exclusivity Period”). During the Initial Exclusivity Period, Licensor will not license the Products or a non-material derivation of the Products in the United

States to any other party (other than Licensor’s affiliated companies) that intends to list ETFs based upon the Products.

The Initial Exclusivity Period may be extended for up to two (2) additional years’ time if the total gross asset under management associated with the Licensee Products meet the following hurdles on the following dates:

	a)	500 million USD on the first anniversary of the Product Launch Date of the first Licensee Product; and
	b)	1 billion USD on the second anniversary of the Product Launch Date of the first Licensee Product.

If (i) Licensee fails to launch the first Licensee Product within 12 months of the PLA Effective Date and/or (ii) Licensee fails to meet any of these AUM hurdles as of the dates set forth above, Licensor will have the right at any time thereafter to terminate Licensee’s exclusivity with respect to the Products and Intellectual Property on at least thirty (30) days’ written notice to Licensee and to continue to license the Products and Intellectual Property to Licensee on a non-exclusive basis for the remainder of the Term.

If Licensee launches the first Licensee Product in a timely manner as contemplated by this PLA but fails to launch the second Licensee Product within 12 months of the PLA Effective Date, Licensor will have the right to terminate Licensee’s exclusivity with respect to the second Licensee Product on at least thirty (30) days’ written notice to Licensee and Licensor shall continue to license such Product and Intellectual Property to Licensee on a non-exclusive basis for the remainder of the Term.

6.	Right of First Refusal

In the event that a third party approaches Licensor after the PLA Effective Date through the six-month period following the Launch Date of the first Licensee Product and such third party has a bona fide interest in licensing the Product for use in creating an investment vehicle for the European market, Licensor agrees to provide Licensee with a right of first refusal to separately license the Product to develop and market Licensee Products for the European market. The licensing terms for this separate arrangement will not be governed by this Agreement but will instead be negotiated separately pursuant to a separate product license agreement under the Master License. In the event of such bona fide third party interest within the above-referenced six-month time period, Licensor will promptly notify Licensee and Licensee will then have 14 days to respond to Licensor’s notice. In case Licensee decides to exercise its right of first refusal hereunder, Licensor will provide Licensee with an exclusive license to use the Product to develop and market one or more Licensee Products for the European market for a time period of at least 180 days from its launch of the first Licensee Product in any European market; provided that Licensee follows the same registration application and Licensee Product launch deadlines applicable to its creation and distribution of the first Licensee Product in the U.S; and provided further, that any grant of exclusive license may, at Licensor’s discretion, except out those third parties to whom Licensor had already been in discussions at the time Licensee provided Licensor with notice of Licensee’s intent to exercise its right of first refusal.

7.	Exchange & Specialist

To the extent the Licensee Products are listed for trading on an exchange, Licensee has the authority to decide the specialists and listing venues in the U.S.A for the Licensee Products and will not require any further license from Licensor to affect such listing. Licensor agrees to grant the exchanges designated by Licensee no-fee licenses for the purpose of allowing such exchanges in the U.S.A to list and facilitate trading in the Licensee Products. In the event that Licensee desires to list one or more Licensee Products for trading on an exchange outside of the United States, Licensee may request in writing that Licensor allow such a listing. Licensor reserves the right in its sole discretion to deny such request or to impose additional conditions on Licensee in exchange for Licensor’s approval.

8.	Data Requirements

Licensor will provide Licensee with the Products’ related data points (“Product Data”) set forth in Attachment A on the time frames set forth therein. Licensee may use these Product Data solely in connection with the operation, distribution and marketing of the Licensee Products.

Licensor will provide its real time pricing of the Products to external vendors and Licensee as needed to price Licensee Products on an intra day basis and to calculate an NAV on the Licensee Products. Licensor will share index statistics and fundamental data (e.g. prices of underlying assets) with Licensee for use in marketing of the Licensee Products, including for posting on Licensee’s website.

9.	Multiple Exchange Listings

If additional exchanges wish to trade the Licensee Products on a UTP (Unlisted Trading Privilege) basis, Licensor will grant any necessary or applicable license(s) and the parties will share any fees related to such licensing equally.

10.	Marketing Support
The parties will work together in good faith to determine the amount and extent of any marketing efforts to be performed by them.

11.	Intellectual Property

Licensee may use and, subject to Licensor’s prior review and approval as more fully set forth in the Master Agreement, distribute the following Intellectual Property in conjunction with the Licensee Products:

Morningstar Methodology Rule Book 3.2 for Morningstar Commodity Indexes

Any research, marketing or other related materials provided hereunder.

12.	Morningstar Marks

Subject to Licensor’s prior review and approval, as more fully set forth in the Master Agreement, Licensee may use the following Morningstar Marks in conjunction with its marketing of the Licensee Products:

Morningstar® Long/Flat Commodity IndexSM
Morningstar® Long/Short Commodity IndexSM

13.	Calculation Obligations

          Licensor or its agent(s) shall calculate and publicly disseminate to market data vendors the value of each Product in a manner and as frequently as may be required by rules and regulations of any applicable securities exchange (as such rules and regulations may be amended from time to time) including, without limitation, Rule 5.2 of NYSE Area Equity Rules.

The Licensee Products will be named such that the Licensee name will precede that of the Licensor. Licensee will not include any trademark designators (e.g., ™) within the name of the Licensee Products.

          The parties have caused their authorized representatives to execute this PLA as of the PLA Effective Date.

Licensor:		Licensee:
Morningstar, Inc.		Van Eck Associates Corporation

By:	/s/ SANJAY ARYA	by:	/s/ Wu-Kwan kit

	SANJAY ARYA		Wu-Kwan kit
Title:	Senior Vice President	Title:	Assistant Vice President

ATTACHMENT A

1)	The Products for which Licensee is receiving a License hereunder is as follows:
Morningstar® Long/Flat Commodity IndexSM
Morningstar® Long/Short Commodity IndexSM

2)	The Product Data that will be provided to Licensee as part of this License are, as follows:

A)	One time delivery: daily history of end-of- day Product values from the date of inception of the Products
B)	On a daily basis:
	i.	A list of Components for each of the Products;
	ii.	End of day price of each Component;
	iii.	Divisor of the Product
	iv.	End of Day Product Values

Licensor will provide the Product Data to Licensee via FTP.

3)	Licensor will advise Licensee of:
	1.	Changes in Components;
	2.	Changes to the weightings of the Components
	3.	Changes to the divisor of the Product